EXHIBIT 5.1
                                                                November 7, 1997


Semiconductor Laser International Corporation
15 Link Drive
Binghamton, New York  13904

      Re: Semiconductor Laser International Corporation - Registration
          Statement on Form S-3


Ladies and Gentlemen:

         You have requested our opinion in connection with the above-captioned Registration Statement on Form S-3 (the "Registration Statement") being filed by Semiconductor Laser International Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"). The Registration Statement is being filed in connection with the offering by certain holders of shares of Common Stock, $.01 par value per share (the "Common Stock") of the Company, issued or issuable as follows:(i) 2,000,000 shares of Common Stock (the "Preferred Shares"), subject to adjustment issuable upon the conversion of the Series A 8% Convertible Preferred Stock, par value $.01 per share when paid ("Series A Preferred Stock"); (ii) 55,000 shares of Common Stock (the "Law Firm Shares") issuable to attorneys for the Company as payment for outstanding legal fees, and
(iii) 750,000 shares of Common Stock (the "Warrant Shares") issuable upon exercise of warrants (the "MDC Warrants") to purchase shares of Common Stock issued or issuable to a consultant to the Company.

         We have examined such records and documents and have made such examination of law as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

         Based upon such examination, it is our opinion that (i) the Preferred Shares when issued upon conversion of fully paid shares of Series A Preferred Stock in accordance with the provisions of the Series A Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable; (ii) the Law Firm shares when issued will be duly authorized, validly issued, fully paid and non assessable and (iii) the Warrant Shares issuable upon exercise of the MDC Warrants, when issued, will be duly authorized, validly issued, fully paid and nonassessable.
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         We hereby consent to the filling of this opinion as an exhibit to the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or under the Rules.

         Walter M. Epstein, a partner of Rubin Baum Levin Constant & Friedman owns 5,000 shares of the Company's Common Stock and 30,000 publicly traded warrants to purchase 30,000 shares of the Company's Common Stock. In addition, 24,000 Law Firm Shares are issuable to Rubin Baum Levin Constant & Friedman.


                                   Very truly yours,


                                   /s/ Rubin Baum Levin Constant & Friedman
                                   RUBIN BAUM LEVIN CONSTANT & FRIEDMAN